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                                                                    EXHIBIT 99.1

                         [HEALTHCARE REALTY TRUST LOGO]


                                  NEWS RELEASE
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   Contact:      Bethany A. Mancini, Corporate Communications, (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                        FOURTH QUARTER DIVIDEND INCREASE

      COMPANY REPORTS FORTY-SIXTH CONSECUTIVE COMMON DIVIDEND INCREASE

      NASHVILLE, Tennessee, January 25, 2005 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its forty-sixth consecutive common stock dividend increase for the quarter ended December 31, 2004. This dividend, in the amount of $0.65 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended September 30, 2004. The dividend is payable on March 3, 2005 to shareholders of record on February 14, 2005. At this rate, quarterly dividends approximate an annualized dividend payment of $2.60 per share.

      Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of September 30, 2004, the Company had investments of approximately $2.0 billion in 255 real estate properties or mortgages, totaling approximately
13.7 million square feet. The Company's portfolio was comprised of six major facility types, located in 31 states. The Company provided property management services to approximately 7.7 million square feet nationwide.




      In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2003.
  Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to
                        update forward-looking material.




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